EXHIBIT 5.1


                     [Letterhead of ROPES & GRAY]


                               September 24, 1997


State Street Corporation
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 8,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of State Street Corporation, a Massachusetts corporation (the "Company"), to be issued pursuant to the Company's 1997 Equity Incentive Plan (the "Plan").

     We have acted as counsel for the Company in the past and are familiar with the actions taken by the Company in connection with the Plan. For purposes of this opinion we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

     Based upon the foregoing, we are of the opinion that (i) the Common Stock has been duly authorized, and (ii) the Common Stock, when issued and sold in accordance with the terms of the Plan, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    Ropes & Gray